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                                                                   EXHIBIT 10.26


                                                               December 20, 1993

Mr. Michael A. Shope
Walbro Corporation
6242 Garfield
Cass City, MI 48726

Dear Mr. Shope:

         This agreement supersedes all prior agreements or contracts, both written and oral, between the undersigned employee and Walbro concerning the terms and conditions described hereunder. The parties specifically agree that this agreement is the sole understanding between the parties concerning the terms and conditions described herein.

         Walbro Corporation (hereinafter referred to as the "Company") is desirous of retaining your services as Chief Financial Officer.

         1. Commencing with your acceptance of this letter the Company hereby agrees to employ you as Chief Financial Officer, a staff position reporting directly to the President of the Company. As such, you will have the duties and authority, and will render services, that the President and/or Board of Directors of the Company may from time to time direct. Subject to the provisions of paragraph 4, below, the term of this agreement shall be one year; provided, however, that commencing on the date one year after the date of this agreement and each anniversary date of the agreement thereafter, the term of this agreement shall be automatically extended for one additional year, unless, terminated in writing prior to the anniversary date of this agreement.

         2. Your annual compensation while you are so employed will be at the base rate of not less than $125,000 per annum, payable semi-monthly. It is recognized that as President, I may from time to time review the compensation to be paid to you hereunder during the initial term and any renewal term and increase the compensation in such amounts as may be proper.

         3. In addition to the base compensation, you will continue to be entitled to the following benefits:

         a.  a minimum of three weeks paid vacation;

         b.  the use of a vehicle leased by the Company on your behalf;

         c.  coverage under the Company's "Choice" and "Advantage" Plans;

         d. subject to satisfactory review by June 30, 1994, participation in the Walbro Corporation Equity Based Long Term Incentive Plan, a summary of which is set forth in Exhibit A attached hereto and hereby incorporated by reference (it is recognized that the opportunity to participate in this incentive plan carries with it corresponding accountability and an expectation of minimum, or threshold, financial results);

         e. participation in such other standard benefits customarily provided to the Company's executives of your rank.
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         4.  If during the initial term of this agreement or a renewal term, your employment is terminated by the Company other than as a result of your (i) Disability; or (ii) for Cause, then you shall be entitled to a severance benefit which, when added to the sum payable to you, for any unexpired portion of the term of this Agreement or renewal of it, shall be equal to the rate of annual base compensation being paid to you at the date notice is given to you ("Total Termination Pay"). The Total Termination Pay shall be payable in equal semi-monthly installments. The Total Termination Pay hereunder shall be offset by the amount of compensation received by you from any and all other employers, independent contracting or consulting arrangements during the twelve months immediately following the date notice of termination is given to you by the Company.

         In the event you become entitled to and receive Total Termination Pay under this paragraph, the Company's duties and obligations under paragraph 1 shall cease. It is further understood and agreed that if your employment is terminated following a Change in Control with the result that you are entitled to receive severance compensation or consulting fees under the terms of the SEVERANCE COMPENSATION AND CONSULTING AGREEMENT between you and the Company dated as of the date of your employment hereunder (the "Change of Control Agreement"), then this agreement shall have no effect, and the Change of Control Agreement shall control.

         5. If you die or become Disabled, the term of this agreement shall end with the last day of the month following the month in which such death or Disability shall occur, and you shall receive no other benefits under paragraph 4 of this Agreement.

         6. If during the initial term of this Agreement or a renewal term your employment is terminated for Cause, as that term is defined in Paragraph 7 of this Agreement, this Agreement will terminate immediately and, subsequent to the date of your termination, you will be entitled to no payments or benefits of any kind under this Agreement except as required by law.

         7. For purposes of this Agreement, the following terms whenever used in the following capitalized form shall have the meaning set forth below:

         a. "Cause" means 1) an act or acts of dishonesty by you constituting a felony under applicable law and resulting or intending to result directly or indirectly in gain or personal enrichment of you at the expense of the Company; and/or 2) gross negligence or willful misconduct on your part in the performance of your duties.

         b. "Disability" or "Disabled" means an incapacity due to physical or mental illness, which renders you unable to engage in an occupation or employment substantially similar in nature to the employment in which you were engaged at the time of the illness and such condition is expected to continue indefinitely or for a substantial period of time.

         c. For purposes of this Agreement, the delivery by the Company of notice pursuant to paragraph 1 that the term of this agreement will not be extended another year shall be deemed a termination under paragraph 4 entitling you to severance pay.
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         8.  This Agreement shall be binding on the Company and any successor company into or with which the Company may be merged, consolidated, or to which it may sell or distribute, by way of liquidation or otherwise, substantially all of its assets.

         9. It is recognized by you that by accepting this assignment and entering into this Agreement, provided the Company honors its promise to pay you under Paragraph 4, the Company has no duty to renew this agreement beyond its initial term or any renewal term. The Company in its sole discretion and for any reason can choose during the term of this Agreement or any renewal term to give notice under Paragraph 1 of its decision not to renew the Agreement and thereby terminate your employment at the end of the term in question. Finally you understand that if you voluntarily quit your employment you will be entitled to no payments or benefits of any kind under the Agreement subsequent to the date of your voluntary termination except as required by law.

         If you agree with the foregoing please sign the duplicate original of this letter where indicated below and return it to me.


                                        Sincerely,




                                        /s/ L. E. Althaver
                                        -------------------------------------
                                        L.E. Althaver, Chairman, President
                                        and Chief Executive Officer

         I hereby agree with and accept the foregoing offer of employment and I have signed this duplicate original this 20th day of December, 1993.



                                        /s/ Michael A. Shope
                                        -------------------------------------
                                        Michael A. Shope